FOR IMMEDIATE RELEASE
January 30, 2014

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
REPORTS SECOND QUARTER 2014 OPERATING RESULTS

Fairfield, New Jersey, January 30, 2014 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended December 31, 2013 of $2,987,000 or $0.05 per diluted share.

The results represent an increase of $401,000 compared to net income of $2,586,000, or $0.04 per diluted share, for the quarter ended September 30, 2013.  The increase in net income between linked quarters reflected increases in net interest income and non-interest income coupled with a decline in the provision for loan losses that were partially offset by an increase in non-interest expense.  These factors contributed to an overall increase in pre-tax net income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At December 31, 2013, Kearny Financial Corp. had total assets of $3.26 billion which included net loans receivable of $1.54 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.27 billion.  As of that same date, deposits and borrowings totaled $2.38 billion and $396.9 million, respectively, while stockholders’ equity totaled $464.5 million or 14.25% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended December 31, 2013 in comparison to those for the prior linked quarter ended September 30, 2013.  Comparative statement of condition information for June 30, 2013 and statement of operations information for the three and six months ended December 31, 2012 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended December 31, 2013 was $18.5 million, an increase of $279,000 compared to net interest income of $18.2 million during the quarter ended September 30, 2013.  For those same comparative periods, the Company’s net interest margin decreased by two basis points to 2.46% from 2.48%.

The increase in net interest income between linked quarters resulted from an increase in interest income that was partially offset by an increase in interest expense.  The increase in interest income between linked periods was primarily attributable to a $71.0 million increase in the average balance of interest earning assets to $3.01 billion for the quarter ended December 31, 2013 from $2.94 billion for the quarter ended September 30, 2013.  The overall increase in the average balance primarily reflected increases in the average balances of loans and other interest-earning assets that were partially offset by decreases in the average balance of mortgage-backed and non-mortgage-backed securities.

The increase in interest income also reflected a one basis point increase in the average yield on earning assets to 3.18% for the quarter ended December 31, 2013 from 3.17% for the quarter ended

September 30, 2013.  The net increase in average yield primarily reflected an increase in the average yield on mortgage-backed securities that was partially offset by a decline in the average yield on loans.  The increase in the yield on mortgage-backed securities largely reflected a decrease in premium amortization attributable to slowing prepayments while the decline in the average yield on loans reflected the combined effects of the repayment of higher yielding loans and the origination of new loans at comparatively lower yields reflecting current market conditions.  The change in the average yield on earning assets also reflected a less noteworthy decline in the average yield of non-mortgage-backed securities while the average yield on other interest-earning assets remained stable between comparative periods.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods.  The increase in interest expense between linked quarters was largely attributable to a $70.6 million increase in the average balance of interest-bearing liabilities to $2.57 billion for the quarter ended December 31, 2013 from $2.50 billion for the quarter ended September 30, 2013.  The increase in the average balance reflected an increase in the average balance of borrowings that was partially offset by a decline in the average balance of interest-bearing deposits.  The increase in average balance of borrowings was primarily attributable to an increase in the average balance of FHLB advances that was partially offset by a decline in the average balance of depositor sweep accounts.  The decrease in interest-bearing deposits was reflected across all applicable categories of deposits including interest-bearing checking accounts, savings and club accounts and certificates of deposit.

The increase in interest expense also reflected a three basis point increase in the average cost of interest-bearing liabilities to 0.85% from 0.82% for the same comparative quarters.  The increase in average cost primarily reflected an increase in the average cost of borrowings while the average cost of interest-bearing deposits remained stable between comparative periods.

Provision for Loan Losses

The provision for loan losses declined by $609,000 to $559,000 for the quarter ended December 31, 2013 from $1.2 million for the quarter ended September 30, 2013.  The expense in the current period partly reflected a lower provision attributable to comparatively lesser net growth in the balance of the non-impaired portion of the loan portfolio which is evaluated collectively for impairment using historical and environmental loss factors.  Such factors were updated during the current quarter in accordance with the Bank’s allowance for loan loss calculation methodology.  The decrease in the provision also reflected a lower level of specific losses recognized on nonperforming loans individually reviewed for impairment coupled with an overall reduction in net charge offs between comparative periods.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), decreased by $157,000 to $1,703,000 for the quarter ended December 31, 2013 from $1,860,000 for the quarter ended September 30, 2013.  The decrease in non-interest income was attributable, in part, to the absence in the current period of gains from the sale of the guaranteed portion of Small Business Administration (“SBA”) loans reflecting diminished origination and sales volume of such loans in the current period.  The Company is evaluating a number of strategies to increase the origination and sales volume of SBA loans and expects such volumes to increase in the coming quarters.

The net decrease in non-interest income also reflected a decline in deposit-related fees and charges, including those relating to electronic banking services reflecting seasonal fluctuations in ATM-related fees and charges.  The decrease in non-interest income also reflected a decline in SBA-related loan servicing income related to specific non-performing loans within the Company’s portfolio of loans sold and serviced.  This decline was partially offset by an increase in loan-related late charges received for the period.

Finally, the Company recognized net gains of $226,000 during the current quarter ended December 31, 2013 attributable to the sale of $107.5 million in securities for which no such gains were recognized during the earlier comparative quarter ended September 30, 2013.  A portion of the securities sold during the period provided funding for loan originations.  However, the sales also reflected the Company’s decision to reduce its investment in certain collateralized loan obligations that may become ineligible investments under the terms of the “Volcker Rule” whose provisions were adopted during the current quarter by federal bank regulatory agencies in conjunction with the ongoing implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Non-interest Expense

Non-interest expense increased by $276,000 to $15.6 million for the quarter ended December 31, 2013 from $15.3 million for the quarter ended September 30, 2013.  Noteworthy increases in non-interest expense were reported in equipment and systems expense, federal deposit insurance expense and miscellaneous expense.  These increases were partially offset by a decline in certain compensation-related expenses.

The reported increase in equipment and systems expense was largely attributable to certain expenses relating to the upcoming conversion of the Company’s primary core processing and related customer-facing systems to more robust and enhanced systems provided by Fiserv, Inc. (“Fiserv”).  The Company had previously selected and engaged Fiserv to be its primary source of internal and customer-facing technology solutions including, but not limited to, core and item processing, Internet banking and electronic bill payment, and ATM/debit card management and processing.  Fiserv will also provide the Company with technology solutions supporting data communications, electronic document management, data warehouse and reporting, financial accounting and analysis as well as certain forms of loan and credit-related analyses.  Through the relationship with Fiserv, the Company also intends to enhance and expand its technology-based services offerings to include mobile banking, person-to-person payments and online account opening.

The conversions to the Fiserv platform are expected to take place during the third and fourth quarters of fiscal 2014 during which the Company expects to incur additional one-time conversion- related expenses.  However, upon completing all applicable system conversions and integrations with Fiserv, the Company anticipates that its recurring technology service provider expenses will be reduced by approximately $1.0 million per year.  Such anticipated cost savings are based upon the current composition and transactional characteristics of the Company’s customer account base and may vary over time based upon changes to those factors.

The reported increase in deposit insurance expense reflects an increase in the Bank’s FDIC insurance premiums arising primarily from the growth in the Bank’s total assets which, when offset by tangible capital, generally establishes the calculation basis of those premiums.

The increase in miscellaneous expense includes the recognition of certain costs associated with professional services rendered in support of the Company’s strategic efforts to expand its business into insurance agency activities and commercial and industrial (“C&I”) lending.

Finally, the decrease in salaries and employee benefits expense primarily reflected changes to actuarial assumptions relating to the Bank’s multi-employer defined benefit pension plan for employees that reduced the required contributions and associated expense to be recognized during fiscal 2014.

Less noteworthy changes in other categories of non-interest expenses, including occupancy expense and advertising and marketing expense, largely reflected normal operating fluctuations within the applicable categories.

Provision for Income Taxes

The provision for income taxes increased by $280,000 to $1.3 million for the quarter ended December 31, 2013 from $1.0 million for the quarter ended September 30, 2013.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $35.1 million to $153.3 million at December 31, 2013 from $118.2 million at September 30, 2013.  The increase in the balance of cash and cash equivalents at December 31, 2013 primarily reflected the Company’s commitment to fund $39.0 million of new commercial mortgage loans that closed during the first week of January 2014.

Notwithstanding the additional liquidity held at December 31, 2013, the Company has generally maintained lower levels of cash and cash equivalents to reduce the opportunity cost of excess liquidity.  Management continues to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives – particularly those relating to the expansion of its commercial lending functions.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $69.0 million to $1.56 billion at December 31, 2013 from $1.49 billion at September 30, 2013.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, of $72.0 million.  The increase in commercial loans was partially offset by a decline in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $1.5 million.  For those same comparative periods, the outstanding balance of construction loans decreased $1.4 million while consumer loans decreased $164,000.

The Company’s strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources – continues to support the loan-related goals and objectives outlined in the Company’s business plan.  Over the past twelve months, the commercial loan portfolio has grown by approximately $292.0 million or 45.9% to $927.9 million or 59.6% of total loans at December 31, 2013 compared to $635.9 million or 48.8% of total loans at December 31, 2012.  The Company’s commercial loan origination and closing volume has increased significantly compared to one year earlier due to the combined effects of its expanded commercial loan origination and acquisition resources and its attractive term and pricing strategies for high quality loans.  While the rate of commercial loan growth may fluctuate over the near term, loan origination volume is generally expected to remain robust.  Toward that end, the Company expects to continue expanding its commercial lending resources in the coming quarters with an increased emphasis on commercial business lending to support the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

The nominal decline in the residential mortgage loan portfolio for the quarter ended December 31, 2013 continues to reflect the Company’s diminished strategic focus on such loans coupled with the reduced level of “new purchase” loan demand resulting from a weak economy and lower real estate values.  The modest net decline in the outstanding balance of the portfolio reflected slowing refinancing activity resulting primarily from longer-term mortgage rates increasing from their historical lows during recent quarters.  Such increases in mortgage rates were largely attributable to market expectations for a reduction or “tapering” in the Federal Reserve’s efforts to stimulate the economy by maintaining longer-term interest rates at historically low levels through quantitative easing.  Through this policy, the Federal Reserve has aggressively purchased mortgage-backed securities in the open market thereby driving the yield on such securities, and their underlying mortgage loans, to historical lows.  Slowing the rate of such purchases by the Federal Reserve is expected to result in an increase in longer-term interest rates.  The likelihood of such action by the Federal Reserve was reinforced by their formal announcement in December 2013 indicating their expectation to begin the process of tapering in early 2014.

For the quarter ended December 31, 2013, the balance of the Company’s non-performing assets totaled $28.3 million or 0.87% of total assets and comprised non-performing loans totaling $25.9 million, or 1.67% of total loans, plus ten REO properties totaling $2.4 million.  By comparison, at September 30, 2013, the balance of the Company’s non-performing assets totaled $31.9 million or 0.98% of total assets and comprised non-performing loans totaling $29.9 million, or 2.01% of total loans, plus nine REO properties totaling $1.9 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At December 31, 2013, the balance of non-performing loans included approximately $522,000 of accruing loans over 90 days past due and $25.4 million of nonaccrual loans.    By comparison, at September 30, 2013, the balance of non-performing loans included approximately $226,000 of accruing loans over 90 days past due and $29.7 million of nonaccrual loans.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, decreased by $88.2 million to $764.7 million at December 31, 2013 from $852.9 million at September 30, 2013.  The net decrease in the portfolio partly reflected principal repayments, net of premium and discount amortization and accretion, totaling approximately $31.0 million.  As noted earlier, principal repayments for the quarter reflected a modest decrease in prepayments from borrower refinancing resulting from the increase in longer-term market interest rates during the quarter.  The net decrease in the portfolio also reflected $52.1 million of sales of mortgage-backed securities while also reflecting a decline in the fair value of the available for sale portion of the portfolio of approximately $11.5 million to a net unrealized loss of $10.7 million at December 31, 2013 from a net unrealized gain of $771,000 at September 30, 2013.

The decrease in securities was partially offset by the Bank’s purchase of $6.4 million of 30-year, fixed-rate agency mortgage-backed securities that were acquired based upon their Community Reinvestment Act eligibility.

 The aggregate balance of non-mortgage-backed securities decreased by $2.1 million to $509.4 million at December 31, 2013 from $511.5 million at September 30, 2013.  The net decrease reflected sales of securities during the current quarter totaling $55.4 million that were partially offset by security purchases totaling $54.7 million.  The net decrease in the portfolio also reflected a decline in the fair value of the available for sale portion of the portfolio of approximately $67,000 to $6.7 million at December 31, 2013 as well as $1.3 million in principal repayments, net of premium and discount amortization and accretion.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $7.3 million to $288.3 million at December 31, 2013 from $281.0 million at September 30, 2013.  The increase in other assets partly reflected a $2.8 million net increase in the balance of deferred income tax assets arising primarily from the change in the fair value of the available for sale securities portfolio.  The increase also reflected a $4.5 million increase in the balance of other miscellaneous assets.  This increase was partly attributable to a $2.6 million increase in the fair value of interest rate derivatives to $5.4 million at December 31, 2013 from $2.8 million at September 30, 2013.  For those same comparative periods, the increase in other miscellaneous assets also reflected a net increase of approximately $1.0 million increase in income taxes receivable.

The balance of other miscellaneous assets also included the $2.4 million carrying value of the Bank’s ten REO properties at December 31, 2013 representing a net increase of $439,000 from $1.9 million for the nine REO properties held by the Bank at September 30, 2013.  Two properties with an aggregate carrying value totaling $517,000 were under contract for sale at December 31, 2013 with such values generally reflecting the net sale proceeds that the Bank expects to receive based upon the terms of the applicable contracts.  The remaining increases and decreases in other assets generally comprised normal growth or operating fluctuations in their respective balances.

Deposits

The balance of total deposits increased by $46.3 million to $2.38 billion at December 31, 2013 from $2.33 billion at September 30, 2013.  The net increase in deposit balances were primarily reflected across all categories of interest-bearing deposits including a $14.4 million increase in certificates of deposit coupled with increases of $23.3 million and $8.6 million in interest-bearing checking accounts and savings and club accounts, respectively.  The balance of non-interest-bearing checking remained stable at $193.5 million between those same comparative dates.

The reported increase in certificates of deposit was largely attributable to the Company’s efforts to extend the duration of its time deposits for interest rate risk management purposes.  Toward that end, the Bank increased its offering rates on certain longer-term retail time deposits during the current quarter with an emphasis on attracting “new money” within the four-to-five year maturity tranche.  Concurrently, the Bank also began to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon.  The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity with such balances totaling approximately $9.0 million at December 31, 2013.

Through these efforts, the Bank has increased its balance of longer-term time deposits while continuing to actively manage deposit pricing to allow for some degree of controlled outflow of shorter-term time deposits and/or support their disintermediation into non-maturity deposits.

With regard to interest-bearing checking accounts, the reported increase in such balances included a $3.1 million increase in deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program.  These deposits were acquired in conjunction with the Company’s restructuring and wholesale growth transactions completed during the latter half of fiscal 2013.  The Bank’s IND balances totaled approximately $229.5 million at December 31, 2013 compared to $226.4 million at September 30, 2013.

Borrowings

The Company reported a net decrease in borrowings of $20.3 million to $396.9 million at December 31, 2013 from $417.1 million at September 30, 2013.  The reported decrease partly reflected a decrease in the balance of FHLB advances totaling approximately $10.0 million.  The net decline in FHLB advances was attributable, in part, to the repayment of $60.0 million of overnight advances that had been maintained at September 30, 2013 to fund loan growth.  The funding for this repayment was primarily provided through the proceeds of a new $50.0 million 90-day FHLB term advance.  An interest rate derivative was utilized to effectively swap the rolling 90-day maturity/repricing characteristics of the new borrowing into fixed rate for five years at an effective cost of 1.71%.  The decrease in borrowings also reflected a $10.2 million decline in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

Stockholders’ equity decreased $4.7 million to $464.5 million at December 31, 2013  from $469.3 million at September 30, 2013.  The decrease was largely attributable to a $5.6 million increase in accumulated other comprehensive loss due primarily to changes in the fair value of the Company’s available for sale securities portfolio and outstanding derivatives.  The decline in stockholder’s equity also reflected a $2.6 million increase in Treasury stock resulting from the Company’s repurchase of 245,880 shares of its common stock during the period at an average price of $10.50 per share.  These decreases were partially offset by approximately $3.0 million in net income for the quarter coupled with a reduction of unearned ESOP shares for plan shares earned during the period.

At December 31, 2013, the Company’s total equity to assets ratio was 14.25% while the equity to assets ratio of the Bank was 13.66%.  As of that same date, the Bank’s Tier 1 leverage ratio was 10.94% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 19.53% and 20.18%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	December 31,	September 30,	June 30,
	2013	2013	2013
Selected Balance Sheet Data:
Cash and cash equivalents	$153,292	$118,186	$127,034

Securities available for sale	298,056	300,544	300,122
Securities held to maturity	211,342	210,943	210,015
Non-mortgage-backed securities	509,398	511,487	510,137

Loans receivable	1,554,788	1,485,644	1,360,871
Allowance for loan losses	(11,493)	(11,406)	(10,896)
Net loans receivable	1,543,295	1,474,238	1,349,975

Mortgage-backed securities available for sale	664,480	752,216	780,652
Mortgage-backed securities held to maturity	100,245	100,674	101,114
Mortgage-backed securities	764,725	852,890	881,766

Premises & equipment	37,312	36,911	36,994
Federal Home Loan Bank stock	21,064	21,515	15,666
Goodwill	108,591	108,591	108,591
Bank owned life insurance	87,494	86,786	86,084
Other assets	33,855	27,166	29,113
Total assets	$3,259,026	$3,237,770	$3,145,360

Non-interest bearing deposits	$193,549	$193,469	$190,964
Interest-bearing deposits	2,184,068	2,137,800	2,179,544
Deposits	2,377,617	2,331,269	2,370,508

Federal Home Loan Bank advances	370,879	380,905	250,931
Other borrowings	25,989	36,213	36,764
Borrowings	396,868	417,118	287,695

Other liabilities	20,026	20,124	19,450
Total liabilities	2,794,511	2,768,511	2,677,653

Stockholders' equity	464,515	469,259	467,707
Total liabilities & stockholders' equity	$3,259,026	$3,237,770	$3,145,360

Consolidated Capital Ratios:
Equity to assets at period end	14.25%	14.49%	14.87%
Tangible equity to tangible assets at period end (1)	11.56%	11.64%	11.93%

Share Data:
Outstanding shares (in thousands)	66,135	66,381	66,501
Closing price as reported by NASDAQ	$11.63	$10.22	$10.49
Equity per share	$7.02	$7.07	$7.03
Tangible equity per share (1)	$5.53	$5.49	$5.45

Asset Quality Ratios:
Non-performing loans to total loans	1.67%	2.01%	2.27%
Non-performing assets to total assets	0.87%	0.98%	1.05%
Allowance for loan losses to total loans	0.74%	0.77%	0.80%
Allowance for loan losses to non-performing loans	44.37%	38.10%	35.24%
____________________________________________
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets, disallowed loan servicing assets and accumulated other comprehensive loss.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Summary of Operations:
Interest income on:
Loans receivable	$16,509	$15,816	$15,165	$32,325	$30,941
Mortgage-backed securities	5,505	5,554	6,162	11,059	13,165
Non-mortgage-backed securities	1,681	1,732	280	3,413	512
Other interest-earning assets	238	198	195	436	390
Total interest-earning assets	23,933	23,300	21,802	47,233	45,008
Interest expense on:
Interest-bearing checking	962	960	470	1,922	1,016
Savings and clubs	185	183	225	368	507
Certificates of deposit	2,447	2,489	3,078	4,936	6,527
Total interest-bearing deposits	3,594	3,632	3,773	7,226	8,050
Federal Home Loan Bank advances	1,820	1,428	1,984	3,248	3,984
Other borrowings	44	44	51	88	105
Total borrowings	1,864	1,472	2,035	3,336	4,089
Total interest-bearing liabilities	5,458	5,104	5,808	10,562	12,139

Net interest income	18,475	18,196	15,994	36,671	32,869
Provision for loan losses	559	1,168	1,393	1,727	1,732
Net interest income after loan loss provision	17,916	17,028	14,601	34,944	31,137

Fees and service charges	630	691	617	1,321	1,246
Gain on sale of securities	226	0	1,097	226	1,097
Gain (loss) on sale of real estate owned	0	1	(239)	1	(533)
Gain on sale of loans	0	53	0	53	0
Income from bank-owned life insurance	707	702	393	1,409	776
Electronic banking fees and charges	296	344	285	640	574
Miscellaneous	70	70	132	140	325
Total non-interest income	1,929	1,861	2,285	3,790	3,485

Salaries and employee benefits	8,723	8,953	8,791	17,676	17,603
Net occupancy expense of premises	1,607	1,662	1,655	3,269	3,253
Equipment and systems	2,055	1,874	1,896	3,929	3,873
Advertising and marketing	308	251	275	559	561
Federal deposit insurance premium	618	512	549	1,130	1,101
Directors' compensation	172	172	175	344	342
Miscellaneous	2,074	1,858	1,850	3,932	3,731
Total non-interest expense	15,557	15,282	15,191	30,839	30,464

Income before taxes	4,288	3,607	1,695	7,895	4,158
Provision for income taxes	1,301	1,021	518	2,322	1,321
Net income	$2,987	$2,586	$1,177	$5,573	$2,837

Per Share Data:
Net income per share - Basic and diluted	$0.05	$0.04	$0.02	$0.08	$0.04
Weighted average number of common shares
outstanding (in thousands):
Basic	65,767	65,936	66,188	65,851	66,222
Diluted	65,767	65,936	66,188	65,851	66,222
Cash dividends per share (1)	$0.00	$0.00	$0.00	$0.00	$0.00
Dividend payout ratio (2)	0.0%	0.0%	0.0%	0.0%	0.0%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Unaudited)
	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Average Balances:
Loans receivable	$1,514,125	$1,427,462	$1,283,239	$1,470,794	$1,284,668
Mortgage-backed securities	835,885	873,939	1,116,115	854,912	1,158,776
Non-mortgage-backed securities	513,674	516,644	105,384	515,159	76,179
Other interest-earning assets	142,912	117,565	139,650	130,238	129,347
Total interest-earning assets	3,006,596	2,935,610	2,644,388	2,971,103	2,648,970
Non-interest-earning assets	249,832	252,019	269,389	250,826	275,881
Total assets	$3,256,428	$3,187,629	$2,913,777	$3,221,929	$2,924,851

Interest-bearing checking	$727,351	$727,772	$483,908	$727,562	$478,039
Savings and clubs	467,332	468,453	435,957	467,892	433,764
Certificates of deposit	955,634	962,451	1,045,541	959,043	1,069,008
Total interest-bearing deposits	2,150,317	2,158,676	1,965,406	2,154,497	1,980,811
Federal Home Loan Bank advances	388,748	309,350	216,690	349,049	213,948
Other borrowings	34,992	35,388	36,857	35,190	36,443
Total borrowings	423,740	344,738	253,547	384,239	250,391
Total interest-bearing liabilities	2,574,057	2,503,414	2,218,953	2,538,736	2,231,202
Non-interest-bearing liabilities	216,059	218,842	202,978	217,351	201,641
Total liabilities	2,790,116	2,722,256	2,421,931	2,756,087	2,432,843
Stockholders' equity	466,312	465,373	491,846	465,842	492,008
Total liabilities and stockholders' equity	$3,256,428	$3,187,629	$2,913,777	$3,221,929	$2,924,851

Average interest-earning assets to average
interest-bearing liabilities	116.80%	117.26%	119.17%	117.03%	118.72%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
	For the Three Months Ended			For the Six MOnths Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2013	2013	2012
Performance ratios:
Yield on average:
Loans receivable	4.36%	4.43%	4.73%	4.40%	4.82%
Mortgage-backed securities	2.63%	2.54%	2.21%	2.59%	2.27%
Non-mortgage-backed securities	1.31%	1.34%	1.07%	1.32%	1.35%
Other interest-earning assets	0.67%	0.67%	0.56%	0.67%	0.60%
Total interest-earning assets	3.18%	3.17%	3.30%	3.18%	3.40%

Cost of average:
Interest-bearing checking	0.53%	0.53%	0.39%	0.53%	0.43%
Savings and clubs	0.16%	0.16%	0.21%	0.16%	0.23%
Certificates of deposit	1.02%	1.03%	1.18%	1.03%	1.22%
Interest-bearing deposits	0.67%	0.67%	0.77%	0.67%	0.81%
Federal Home Loan Bank advances	1.87%	1.85%	3.66%	1.86%	3.72%
Other borrowings	0.50%	0.50%	0.55%	0.50%	0.58%
Total borrowings	1.76%	1.71%	3.21%	1.74%	3.27%
Total interest-bearing liabilities	0.85%	0.82%	1.05%	0.83%	1.09%

Net interest rate spread (1)	2.33%	2.35%	2.25%	2.35%	2.31%
Net interest margin (2)	2.46%	2.48%	2.42%	2.47%	2.49%

Non-interest income to average assets	0.24%	0.23%	0.31%	0.24%	0.24%
Non-interest expense to average assets	1.91%	1.92%	2.09%	1.91%	2.08%

Efficiency ratio	76.25%	76.19%	83.11%	76.22%	83.80%

Return on average assets	0.37%	0.32%	0.16%	0.35%	0.19%
Return on average equity	2.56%	2.22%	0.96%	2.39%	1.15%
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(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.